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                                                                    EXHIBIT 16.1







March 20, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:   MIGRAGTEC, INC.
      File Ref. No. 33-28809-A

We were previously the principal accountant for MigraTEC, Inc. and, under the date of April 19, 1999, we reported on the financial statements of MigraTEC, Inc. as of December 31, 1998 and 1997 and for the years then ended. On March 20, 2000 our appointment as principal accountant was terminated. We have read the statements included under Item 4 of its Form 8-K dated March 20, 2000 and we agree with such statements.

Yours truly,


/s/KING GRIFFIN & ADAMSON P.C.